As filed with the Securities and Exchange Commission
                                 on September 10, 1996
                         Registration No. 333-_______________
______________________________________________________________________________

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.  20549
                                    _______________

                                       FORM S-8
                                REGISTRATION STATEMENT
                                         UNDER
                              THE SECURITIES ACT OF 1933
                                    _______________

                                    SHONEY'S, INC.
                (Exact name of registrant as specified in its charter)

       TENNESSEE                                        62-0799798
(State or other jurisdiction                         (IRS employer
    of incorporation                               identification no.)


                                  1727 Elm Hill Pike
                              Nashville, Tennessee 37210
                  (Address of Principal Executive Offices)(Zip Code)


                         SHONEY'S, INC. 1981 STOCK OPTION PLAN
                               (Full title of the plan)



                                                         Copy to:
W. Craig Barber                                    Cynthia W. Young, Esq.
Shoney's, Inc.                                     Wyatt, Tarrant & Combs
1727 Elm Hill Pike                                 2800 Citizens Plaza
Nashville, Tennessee 37210                         500 West Jefferson Street
(615) 231-2385                                     Louisville, Kentucky 40202
                                                   (502) 562-7292

(Name, address and telephone number, including area code, of agent for service)


                            CALCULATION OF REGISTRATION FEE

    Title of                    Amount               Proposed maximum          Proposed maximum            Amount of
   securities                    to be                offering price          aggregate offering         registration
to be registered              registered               per share<F1>              price<F1>                 fee
Common Stock, $1.00 par      5,000,000<F2>             $9.625               $48,125,000             $16,594.83
value per share and             shares
associated rights


<F1>   Estimated solely  for  the  purpose  of  computing the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices of the Registrant's Common Stock as listed on the New York Stock Exchange one business day prior to the filing hereof with respect to the shares being registered.

<F2>   The  Registrant  also  registers  hereby such indeterminate  number  of additional shares of the Registrant's Common Stock as may be required to cover antidilutive adjustments under the Shoney's, Inc. 1981 Stock Option Plan.

                                                25 sequentially numbered pages.
                                                       Exhibit index on page 9.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

            Shoney's, Inc., a Tennessee corporation, ("the Registrant") hereby incorporates the following documents in this Registration Statement:

      A. The Registrant's Annual Report on Form 10-K for the fiscal year ended October 29, 1995, filed with the Commission on January 29, 1996, and the amendment thereto on Form 10-K/A, as filed with the Commission on February 23, 1996;

      B. The Registrant's Current Report on Form 8-K filed with the Commission on March 20, 1996;

      C. The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended February 18, 1996, filed with the Commission on April 13, 1996;

      D. The Registrant's Current Report on Form 8-K filed with the Commission on May 15, 1996;

      E. The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended May 12, 1996, as filed with the Commission on June 25, 1996;

      F. The description of the Registrant's common stock, par value $1.00 per share, that is contained in the Registrant's registration statement on Form 10 filed under the Exchange Act with the Commission on February 27, 1970, including any amendment or report filed for the purpose of updating such description; and

      G. The description of the Registrant's Rights to Purchase Common Stock that is contained in the Registrant's registration statement on Form 8-A filed under the Exchange Act with the Commission, including any amendment or report filed for the purpose of updating such description.

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

            Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS OF COUNSEL.

            Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Tennessee Business Corporation Act (the "TBCA") and the Registrant's bylaws each contains certain provisions that allow indemnification of officers and directors against certain liabilities, including those arising under the Securities Act. Any provision contained in the bylaws, in order to be valid, must be consistent with the TBCA. Nevertheless, a corporation is empowered to purchase and maintain insurance on behalf of any officer or director against any liability asserted against him, whether or not the corporation would have had the power to indemnify such officer or director for such liability.

      Sections 48-18-501 to -509 of the TBCA provide that a Tennessee corporation shall have the power to indemnify against liability incurred by any individual made a party to a proceeding because the individual is or was a director, provided that (i) such person conducted himself or herself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in such person's official capacity with the corporation that such person's conduct was in the corporation's best interest, and (B) in all other cases, that his or her conduct was not opposed to the corporation's best interest, and (iii) in the case of a criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. A director may not be indemnified as described above for obligations resulting from a proceeding (i) in which such person is found liable on the basis that he or she improperly received personal benefit, whether or not the benefit resulted from an action taken in such person's official capacity, or (ii) in which such person is found liable to the corporation.

      A corporation may provide indemnification as described above only if a determination of indemnification is made (a) by a majority vote of a quorum of directors who at the time of voting are not parties to such proceeding; (b) if such a quorum cannot be obtained, by majority vote of a committee of directors, consisting solely of two or more directors who are not at the time parties to the relevant proceeding, designated to act in the matter by a majority of all directors; (c) by independent special legal counsel selected by the board acting as described in (a), or a committee established as described in (b), or, if such quorum cannot be obtained and such committee is not established, by a majority vote of all directors (in which selection directors who are parties may participate); or (d) by the shareholders of the corporation in a vote excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding. On receipt of an application for indemnification, a court may order indemnification although certain of the above conditions are not met if such court determines the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, but if the director was adjudged liable as described in Section 48-18-502(d), his or her indemnification is limited to reasonable expenses incurred.

      Unless a corporation's charter provides otherwise (i) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 48-18-503, and is entitled to apply for court-ordered indemnification under Section 48-18-505, in each case to the same extent as a director; (ii) the corporation may indemnify and advance expenses under this part to an officer, employee or agent of the corporation who is not a director to the same extent as a director; and (iii) the corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

      Unless limited by its charter, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by such person in connection with the proceeding.

      The Registrant carries directors and officers liability insurance policies. Section 48-18-508 of the TBCA permits the purchase and maintenance of insurance on behalf of directors and officers against any liability asserted against them and incurred by them in that capacity or arising from their status as directors or officers, whether or not the corporation itself would have the power to indemnify any such director or officer against the same liability under Sections 48-18-502 or 48-18-503.

      Section 12 of the charter of the Registrant eliminates or limits the liability for monetary damages of the Registrant's directors for an act or omission in the director's capacity as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 for certain unlawful distributions. The effect of this provision is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for acts or omissions in his or her capacity as a director (including breaches of fiduciary duty resulting from negligent or grossly negligent business decisions) except in the situations described in (i) through (iii) of the preceding sentence. Any subsequent changes to the TBCA authorizing adoption of this provision will be automatically incorporated into this provision.

      Article IX of the Registrant's bylaws provides that every director, officer or employee of the Registrant shall be indemnified against all expenses and liabilities, including attorneys' fees, reasonably incurred by or imposed upon him or her in connection with any proceeding in which such person may be made a party, or in which such person may become involved by reason of his or her being or having been a director, officer or employee of the Registrant, or any settlement thereof. Indemnification is allowed only in situations in which the director, officer or employee acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the Registrant, and, in a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event of a settlement, indemnification is provided only when the Board approves such settlement and reimbursement as being in the best interest of the Registrant. The right of indemnification contained in the Registrant's bylaws is in addition to and not exclusive of any other rights of indemnification to which such directors, officers or employees may be entitled.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8.  EXHIBITS.

            The exhibits listed on the Exhibit Index attached at page 9 of this Registration Statement are incorporated by reference herein.

ITEM 9.  UNDERTAKINGS.

      1. The Registrant hereby undertakes:

            A. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            [1] To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            [2] To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            [3] To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      PROVIDED, HOWEVER, that paragraphs 1.A[1] and 1.A[2] do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on September 10, 1996.

                                       SHONEY'S, INC.



                                       By: /S/ C. STEPHEN LYNN

                                                 C. Stephen Lynn

                                       Title: Chairman of the Board, President
                                                   and Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby severally constitutes and appoints C. Stephen Lynn and W. Craig Barber and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and each state securities regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                     CAPACITY                     DATE

/S/ C. STEPHEN LYNN           Chairman of the Board, President, September 9, 1996
C. Stephen Lynn               Chief Executive Officer and Director


/S/ W. CRAIG BARBER           Senior Executive Vice PresidentSeptember 9, 1996
W. Craig Barber               and Chief Financial Officer


/S/ ROBERT M. LANGFORD        Executive Vice President,     September 9, 1996
Robert M. Langford            General Counsel and Secretary


/S/ F.E. MCDANIEL, JR.        Vice President and Treasurer  September 9, 1996
F.E. McDaniel, Jr.


/S/ GREGORY A. HAYES          Vice President and Controller September 9, 1996
Gregory A. Hayes


/S/ DENNIS C. BOTTORFF        Director                      September 9, 1996
Dennis C. Bottorff


/S/ CAROLE F. HOOVER          Director                      September 9, 1996
Carole F. Hoover


/S/ VICTORIA B. JACKSON       Director                      September 9, 1996
Victoria B. Jackson



/S/ JEFFRY F. SCHOENBAUM      Director                      September 9, 1996
Jeffry F. Schoenbaum


/S/ B. FRANKLIN SKINNER       Director                      September 9, 1996
B. Franklin Skinner


/S/ CAL TURNER, JR.           Director                      September 9, 1996
Cal Turner, Jr.


                                SHONEY'S, INC.

                                   FORM S-8
                            REGISTRATION STATEMENT

                                 EXHIBIT INDEX

EXHIBIT                                                                                     Sequentially
                                                                                                Numbered
                                                                                                    PAGE
4.1                             Restated charter of Shoney's, Inc., as amended.                       10
4.2                             Amended and Restated Bylaws of Shoney's Inc. filed as
                                Exhibits 3(ii) and 4.2 to the Registrant's Quarterly
                                Report on Form 10-Q for the quarter ended February 18,
                                1996 and incorporated herein by this reference.
4.3                             Amended and Restated Rights Agreement, dated as of May
                                25, 1994, between Shoney's, Inc. and Harris Trust and
                                Savings Bank, as Rights Agent, filed as Exhibit 4 to
                                the Registrant's Current Report on Form 8-K filed with
                                the Commission on June 9, 1994 and incorporated herein
                                by this reference.
4.4                             Amendment No. 1 dated as of April 18, 1995 to Amended
                                and Restated Rights Agreement, dated as of May 25,
                                1994, between Shoney's Inc. and Harris Trust and
                                Savings Bank, as Rights Agent, filed as Exhibit 4 to
                                the Registrant's Current Report on Form 8-K filed with
                                the Commission on May 4, 1995, and incorporated herein
                                by this reference.
4.5                             Amendment No. 2 dated as of June 14, 1996 to Amended
                                and Restated Rights Agreement, dated as of May 25,
                                1994, between Shoney's, Inc. and Harris Trust and
                                Savings Bank, as Rights Agent, filed as Exhibit 4.5 to
                                the Registrant's Quarterly Report on Form 10-Q for the
                                quarter ended May 12, 1996, filed with the Commission
                                on June 25, 1996, and incorporated herein by this
                                reference.
5                               Opinion of Wyatt, Tarrant & Combs                                     23
23.1                            Consent of Ernst & Young LLP                                          25
23.2                            Consent of Wyatt, Tarrant & Combs (included in Exhibit                23
                                5)
24                              Power of Attorney (included in signature page to this                  7
                                registration statement).
